     Exhibit 10.30

Geovic Mining Corp.

Whistleblower Policy

     The Audit Committee of Geovic Mining Corp. (the “Company”) has adopted this Whistleblower Policy to strongly encourage employees (including employees of subsidiary entities) to report to responsible persons possible (i) violations of law, including the securities laws, (ii) accounting irregularities and (iii) other suspected wrongdoing, including their own. The goal of this policy is to discourage illegal activity and business conduct that damages the Company’s good name, franchise, business interests, and its relationships with shareholders, regulatory authorities (including such authorities in foreign countries where the Company conducts business), suppliers, residents and the community at large. While the Company does not encourage frivolous complaints, it does want any officer, employee or agent of the Company (each an “Affected Person”) who knows of a Harmful Violation or potentially Harmful Violation (defined below) to contact the independent party retained by the Company to receive Disclosures (defined below) through one of the methods contained in Section 7. For purposes of this policy, a “Harmful Violation” includes the following:

(1)

violations of law, including any rule of the Securities and Exchange Commission, federal laws related to fraud against the Company’s shareholders, and the laws and regulations of any jurisdiction in which the Company operates;

(2)	violation of Company policies and statutory or other requirements for good corporate governance;

(3)	improper accounting entries, violations of Company policies established to assure internal control of financial reporting or other accounting or disclosure controls or improper auditing matters;

(4)	any failure to comply with the Company’s Code of Business Conduct and Ethics;

(5)	violation of the Foreign Corrupt Practices Act (“FCPA”);

(6)	any other matter, which in the good faith belief of any Affected Person, could cause harem to the business or public position of the Company;

(7)	any attempt to conceal a potential Harmful Violation or evidence of a potential Harmful Violations; or

(8)	any Retaliation (defined below) for any report, complaint, allegation or other disclosure made pursuant to this policy.

     For purposes of this Whistleblower Policy, a “Disclosure” means any report of a Harmful Violation in the manner described in Section 7.

1. General Policy.

        Any Affected Person who, in Good Faith, makes a Disclosure pursuant to this policy with respect to a Harmful Violation or potential Harmful Violation is referred to as a “Whistleblower” and is protected from any Retaliation (as defined below) by the Company. “Good Faith” means that the Whistleblower has a reasonably held belief that the disclosure made is true and has not been made either for personal gain or for any ulterior motive of Whistleblower.

        The Company also notes that Section 806 and 1107 of the Sarbanes-Oxley Act of 2002 also provides certain legal protection to Whistleblowers. Under Section 806, the Company and its officers, employees, vendors, suppliers and agents cannot discharge, demote, suspend, threaten, harass or in any other manner discriminate (collectively, “Retaliate” or “Retaliation”) against employees of the Company who provide information in investigations--including internal investigations--into certain types of violations of the securities laws and regulations, or who file proceedings relating to similar violations. Additionally, under Section 1107, any person who knowingly, with the intent to retaliate, takes any action harmful to any person, including interference with the lawful employment or livelihood of any person, for providing a law enforcement office any truthful information relating to the commission or possible commission of any Federal offense, shall be fined under this title or imprisoned not more than ten (10) years, or both.

2.	Purpose of the Policy.

The Company has adopted this policy in order to:

	(a)	Strongly encourage disclosure of Harmful Violations before they can disrupt the business or operations of the Company, or lead to serious loss,

	(b)	Promote a climate of accountability with respect to Company legal obligations and resources, including its employees,

	(c)	Ensure that no Affected Person should feel at a disadvantage in raising legitimate concerns or making Disclosures.

         This policy provides a means whereby Affected Persons can safely raise, externally through an independent third party, serious concerns and disclose information that the Whistleblower believes in good faith could cause a Harmful Violation.

3. Affect Person Protected.

     This policy and the related procedures offer protection from Retaliation to Whistleblowers who make any Disclosure with respect to matters that are, or could give rise to, Harmful Violations, provided the Disclosure is made:

«	In Good Faith;

«	In the reasonable belief of the individual making the Disclosure that the conduct or matter covered by the Disclosure could give rise to a Harmful Violation, and

«	Pursuant to the procedures contained in Section 7 below.

           No Disclosure that satisfies these conditions shall result in any Retaliation or threat of Retaliation against the Whistleblower by the Company or by any officer or employee, contractor, subcontractor or agent of the Company. Any acts of Retaliation against a Whistleblower shall be treated by the Company as a serious violation of Company policy and could result in discharge or other discipline.

4. Confidentiality of Disclosure.

          The Company will treat all Disclosures by Whistleblowers as confidential and privileged to the fullest extent permitted by law. The Company will exercise particular care to keep confidential the identity of any Whistleblower making a Disclosure under this procedure at least until a formal investigation is launched. Thereafter, the identity of the Whistleblower making the Disclosure may be kept confidential, if requested, unless such confidentiality is incompatible with a fair investigation, unless there is an overriding reason for identifying or otherwise disclosing the identity of the Whistleblower or unless such disclosure is required by law. In such instance, the Affected Person making the Disclosure will be so informed in advance of his or her being identified with the Disclosure. Where disciplinary proceedings are invoked against any individual following a Disclosure under this procedure, the Company will normally require the name of the person making the Disclosure to be disclosed to the person subject to such proceedings.

          The Company encourages individuals to include their name in any Disclosure they make, but any Whistleblower may also make anonymous Disclosure as provided in Section 7 below. In responding to an anonymous Disclosure, the Company will pay due regard to fairness to any individual named in the Disclosure, the seriousness of the issue raised, the credibility of the information or allegations in the Disclosure and the prospects of an effective investigation and discovery of evidence.

          Investigations will be conducted as quickly as possible, taking into account the nature and complexity of the Disclosure and the issues raised therein.

5. Unsubstantial Allegations.

         If a Whistleblower makes a Disclosure in Good Faith pursuant to this policy and any facts alleged are not confirmed by subsequent investigation, no action will be taken against the Whistleblower. In making a Disclosure, all individuals should exercise due care to ensure the accuracy of the information disclosed. If after investigation a matter raised under this procedure is found to be without substance and to have been made for malicious or frivolous reasons, the Whistleblower could be subject to disciplinary action.

           Where alleged facts disclosed pursuant to this policy are not substantiated (a) the conclusions of the investigation will be made known both to the Whistleblower (if known to Fulcrum) and to the person(s) against whom any allegation was made in the Disclosure and (b) all materials relating to the allegation and investigation will be removed from the parties’ personnel files.

6.        Follow-Up.

           A quarterly report of all Disclosures and any subsequent actions taken will be made to the Audit Committee of the Company’s Board of Directors in reasonable detail.

           The conclusion of any investigation will be communicated to the person or persons against whom the Disclosure is made and to the Whistleblower.

7.	Procedures.

7.1

Any Disclosure made by an Affected Person under this policy must be submitted to Fulcrum Financial Inquiry LLP (“Fulcrum”), a completely independent accounting firm. Fulcrum will receive, record, and help resolve Disclosures under this Policy. A Disclosure may be made by contacting Fulcrum in one of the following manners:

By phone at (213) 596-1905 (the call charges may be reversed if desired, using the Company name to remain anonymous)

By email at whistle@fulcrum.com

By fax at (213) 891-1300

By mail at 888 S. Figueroa Street, Suite 2000, Los Angeles, CA 90017

       Disclosure will be maintained in confidence by Fulcrum, subject to procedures described in this Policy. Fulcrum shall be authorized at any time to contact the Chair of the Audit Committee with respect to any questions concerning this Whistleblower Policy.

     Upon receiving a Disclosure, Fulcrum shall retain a log of Disclosures and a file for each Disclosure, which file shall be maintained in a secure location to protect the confidentially of the Whistleblower. Within two business days of the receipt of any Disclosure, Fulcrum shall notify the Chair of the Audit Committee and the General Counsel of the existence and nature of the Disclosure, by email directed to the business address of each. Fulcrum shall also report monthly to the General Counsel on all Disclosures it has received, the nature of the matters raised and the identification of the persons or policies against whom the Disclosures may have been asserted, without disclosing the identification of the Affected Person. Fulcrum shall provide identification of the Whistleblower only to the Audit Committee upon request. If the disclosure involves any alleged misconduct of the General Counsel, the monthly or other report shall be given to the Chief Executive Officer. The General Counsel, where appropriate, shall have responsibility under the direction of the Audit Committee to direct the initial response to the Disclosures reported, such as, but not limited to, prompt discussion with the Chief Executive Officer or other executive officer of the Company, commencement of an investigation, engagement of outside counsel or professionals, and/or communication with the person(s) named in the Disclosure or such person’s supervisors.

7.2

Some response shall be made to each Disclosure reported by Fulcrum not later than three weeks after the end of the month in which the Disclosure is given, unless the Whistleblower believes in Good Faith that conditions warrant a quicker reply, in which case the Whistleblower shall detail those conditions as part of his or her initial Disclosure to Fulcrum and suggest expedited treatment. All requests by a Whistleblower for expedited treatment shall be promptly communicated to the Chair of the Audit Committee.

7.3

A Whistleblower who is not satisfied with the response after following the procedure set out in Section 7.1 and who has (i) identified him or herself in the Disclosure, (ii) requested to be informed of the outcome of the Disclosure, and (iii) not received a response in the time period contained in Section 7.2, may invoke this Section. The Whistleblower may request that Fulcrum report the Disclosure directly, in writing, and confidentially, to the Audit Committee. The Audit Committee shall then make a preliminary investigation of the facts alleged in the Disclosure and may, in its discretion, report in writing to the General Counsel, (or, in its discretion, to the Company’s Outside Counsel) with a request that the General Counsel investigate further and report to the Audit Committee in a period of time specified by the Chair of the Audit Committee. The General Counsel may appoint another person to undertake the preliminary investigation, provided that the findings and conclusions of the person so appointed shall be reported to the General Counsel before the report is made to the Audit Committee.

7.4

If on preliminary examination the concern, issue or facts raised or alleged in any Disclosure are judged to be wholly without substance or merit, the matter shall be dismissed and the Whistleblower informed of the decision and the reasons for such dismissal. If it is judged that the allegation(s) or issue(s) covered in the Disclosure have merit, the matter shall be dealt with in accordance with this policy, the Company’s normal disciplinary procedures and/or as otherwise may be deemed appropriate according to the nature of the case. The outcome of the investigation will be reported to the Whistleblower if requested in the Disclosure.

7.5

Subject to Section 7.4, if any Disclosure relates to the alleged conduct of a director or executive officer of the Company, the Disclosure shall be referred directly to the Audit Committee for investigation. The Audit Committee may retain independent counsel to investigate the facts and allegations contained in such Disclosure, as well as in cases where a Disclosure contains allegation of any accounting or financial reporting irregularity or impropriety, whether or not the allegation implicates an executive officer or director.

7.6

All Disclosures, received shall be confidential as provided in this policy. The identity of the Whistleblower will not be disclosed to any other person unless Whistleblower shall consent to the disclosure of his identity. Notwithstanding the foregoing, if Whistleblower discloses his or her identity, he or she should be informed that his or her identity may be required to be disclosed by law in certain situations, such as where a governmental entity initiates an investigation of allegations contained in the Disclosure. In addition, the person making the Disclosure should be informed that his or her identity will be disclosed if, after investigation, it is reasonably determined that the Disclosure was made maliciously or recklessly. Any Disclosures made anonymously shall be reported to the General Counsel for investigation.

7.7

Employees with questions concerning this policy or its implication to the employee under a given situation may consult on a confidential basis, off site upon request, with the General Counsel. There will be no Retaliation against the employee whether or not a Disclosure is pending or made later.

8.	Website Publication.

This policy shall be posted on the Company’s website.

9. Reports.

The General Counsel shall make a quarterly report to the Audit Committee of (i) the number of Disclosures made, (ii) the number of investigations commenced in response to Disclosures, (iii) the number of wrongdoings discovered, and (iv) all disciplinary actions taken in response to matters discovered through Disclosures. This policy will be reviewed annually by the Audit Committee after consultation with the General Counsel, taking into account the effectiveness of the policy in promoting proper disclosure, but with a view to minimizing improper or unwarranted investigations.